EXHIBIT 99.1

SUMMARY OF CERTAIN DISCLOSURES MADE DURING APRIL 3, 2003 WEBCAST

The following disclosures were made by the Company’s management during a pre-announced webcast held on April 3, 2003 to discuss a press release issued by the Company earlier that day reporting preliminary results for the first quarter of 2003.  The webcast may be accessed at the Company’s website at www.monaco-online.com.  The disclosures below were in addition to those made in the press release.

1.               “The gross margins we achieved in the first quarter are indicative of what we expect to see in the remaining quarters of [2003], since we have adjusted our production run rates.”*

2.               “Our SG&A costs [for the first quarter of 2003] will increase over the fourth quarter, since we have increased our retail sales promotion activity.  These costs will therefore be higher as a percentage of sales.  During this process of reducing our production run rates, we have adjusted our staffing levels in all departments of the Company.  We are also cutting expenses in our SG&A departments, so these costs will be in line with our expected sales.  All other significant retail sales promotions will continue based on market conditions.  We feel our alignment of SG&A costs will allow us to return to our normal margin when the RV market improves and our sales promotions return to normal levels.*”

3.               “…the finished goods component of our inventory has increased from the beginning of the [first] quarter by about $28 million to about $70 million [at the end of the quarter].”

4.               “Our plan to shut down for a week combined with our reduced production run rate will allow us to significantly reduce our finished goods inventories in the second quarter and eliminate them entirely by the end of the year if we can achieve sales volume similar to first quarter in each of the remaining quarters this year.*  In addition, the reduced run rates will allow us to lower our working capital requirements for raw material and work-in-process inventory.*  Accounts receivable should be around $105 million [at the end of the first quarter], a decrease of $11 million from the beginning of the quarter.*  Our total corporate borrowings are about $83 million [at the end of the first quarter], a decrease of $20 million from the end of the fourth quarter.  We are extremely focused on reducing our working capital needs and feel the steps we have taken will allow us to achieve that goal.*”

5.                 “Our wholesale shipments lagged our retail registrations for much of the first quarter and only a very aggressive wholesale program the last two weeks [of the quarter], combining discounts, coupons and other incentives finally pushed some dealers into the buying mode.  For the quarter, motorized wholesale shipments ended up just a fraction higher than retail registrations, while towable wholesale [shipments were] up about 15% above retail [registrations].”

6.               “As far as Outdoor Resorts activity goes, we are still on track with the sale of the Naples project sometime just after mid-year, and that of course…would generate about $6.5 million…that we can apply towards debt.*  Also, we have been actually selling some lots out.  I think in this [the first] quarter we are close to $3 million of lot sales that have already occurred.”

7.               “I am guessing that we will follow our pattern of principal paydown on debt and be able to absorb that in the cash flows that we generate and, obviously, right now our schedule on long-term debt is to pay down $4.3 million each quarter.”

Q:  “So that would suggest that it would be about $70 million in debt by year end?”

“Actually, it could be less than that because…as I said, we are going to be reducing our finished goods inventory.  Based on our plan, we should be able to reduce [year-end debt] even more than that.”*

8.               “Backlog [at the end of the first quarter of 2003] is probably about half of where it was at the end of [2002].”

*The statements above that are marked with an asterisk (*) are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties.  A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, a general or war-related slowdown in the economy, new product introductions by competitors, an inability to realize additional production facility efficiencies, or the loss of dealers or a deterioration in the relationship with dealers.  Refer to the Company’s recently filed Annual Report on Form 10-K for 2002, which is posted on the Company’s website at www.monaco-online.com, for additional factors.